Exhibit 99.1
For immediate release:
Bank of Commerce Holdings™, Parent Company of Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce ™ and Bank of Commerce Mortgage™ Announces Randy Eslick promoted to Regional President – Roseville Bank of Commerce

REDDING, California, December 23, 2005/ PR Newswire— Michael C. Mayer, President & CEO of Bank of Commerce Holdings (NASDAQ: BOCH), a $500 million financial services holding company, parent company of Redding Bank of Commerce, Roseville Bank of Commerce, Sutter Bank of Commerce and Bank of Commerce Mortgage announced the appointment of Randy Eslick to Regional President of the Roseville Bank of Commerce.

“At the Board of Directors meeting held on December 20, 2005, the Directors of the Company unanimously approved management’s recommendation to promote Randy Eslick to Regional President of the Roseville Bank of Commerce. Randy is a very seasoned banker and does an excellent job of carrying the flag for us in the Sacramento Metro area. This new title represents the level of authority given to Mr. Eslick to achieve the company’s objectives within Roseville Bank of Commerce’s spear of influence, which includes our soon to be newest office in Yuba City – Sutter Bank of Commerce”, said Michael C. Mayer, President and Chief Executive Officer, Bank of Commerce Holdings.
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, a division of Redding Bank of Commerce, Sutter Bank of Commerce, a division of Redding Bank of Commerce and Bank of Commerce Mortgage™, an affiliate of Redding Bank of Commerce and Roseville Bank of Commerce. The Company is a federally insured California banking corporation and opened on October 22, 1982. Redding Bank of Commerce has four full service offices. The full-service offices are located in Redding, California, and Roseville Bank of Commerce at Eureka, a division of RBC, is located in Roseville, California and the Roseville Bank of Commerce at Sunrise, a division of RBC located in Citrus Heights, California. Sutter Bank of Commerce to be located at 950 Tharp Road in Yuba City, California is scheduled to open during the first quarter 2006. Bank of Commerce Mortgage operates a full-service mortgage brokerage located at 1024 Mistletoe Lane, Redding, California.

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